Exhibit 10.1

ACCOUNTING SERVICES AGREEMENT

This Accounting Services Agreement ("Agreement") is made and entered into this 26th day of May, 2015 by and between Tristan R. Farel ("Farel") and Pivot Accounting, LLC ("Pivot LLC") (Farel and Pivot LLC are collectively "Pivot"), and Arête Industries, Inc. (the "Client"). Pivot and the Client are referred to herein sometimes in the singular as a "Party" and collectively as the "Parties." The Parties agree as follows:

1.	Services, Compensation and Retainer. The Client retains Pivot LLC to provide the services of Farel to act as its Chief Financial Officer and Pivot LLC shall provide monthly accounting services for the Client, which include preparation and oversight of the Client's regulatory reporting requirements as required by the Securities Exchange Commission ("SEC") and to perform all accounting functions in order to support such regulatory requirements, which include but are not limited to monthly reconciliations, recording of revenue, joint interest billings and all other revenue and expenses that are consistent with the Clients business ("Services") as may be amended from time to time, beginning on June 1, 2015, or such other date as agreed to by the Parties (the "Commencement Date"). In connection with the Services, Farel will, as the Client's Chief Financial Officer, attend and participate in certain meetings of the Board of Directors and Audit Committee of the Client and shall execute the certifications of the financial statements required under United States securities laws.

For Services rendered Client shall pay Pivot actual time and expenses incurred. Pivot's rates range from $65 to $125 per hour. Based on the information and understanding of the services that will be performed Pivot estimates annual fees to be approximately $50,000. The Parties agree that the fees incurred for fiscal year 2015 will be paid 80% in rule 144 restricted common stock ("Common Stock") at a rate of 80% per $1.00 of fees and 20% in cash. This is an estimate and the actual fees may be more or less than estimated. The fee structure may be amended from time to time as agreed upon by the parties.

The Client shall issue Farel 83,333 shares of Common Stock upon execution of this agreement as a one third payment  retainer for services to provide as described above. The additional payments of stock will be paid on September 30, 2015 and December 31, 2015.

2.	Pivot's Employees, Subcontractors and Agents. Pivot, at its sole cost risk and expense, will furnish all personnel required to perform and complete the Services for the Client. Pivot shall be solely responsible for all costs incurred for Pivot's employees, subcontractors and agents, including but not limited to, labor and materials, payroll taxes, and charges for social security, unemployment compensation, retirement pensions, or benefits, annuities or other charges that are required to be made with respect to or measured by the wages and salaries of persons employed by Pivot that are imposed by or under the laws of either the United States or other jurisdiction where the Services are performed.

3.	Term, Renewal. This Agreement shall be effective from the date hereof and shall continue indefinitely until terminated in accordance with the terms of this Agreement.

4.	Termination Either party may terminate this agreement for any reason at any time by giving 30 day prior written notice of such termination. Pivot shall be paid for Services performed up to and including the effective date of termination of this Agreement. In addition, the Agreement may be terminated as follows:

a.	By the Client, upon 30 days notice if Pivot defaults in its performance of the Services, and does not rectify such default within the 30 day notice period to the reasonable satisfaction of the Client.
b.	By the Client, immediately, upon finding of gross negligence or willful misconduct by Pivot.
c.	By Pivot, with 30 days notice, if the Client defaults in its payment for Services, and does not rectify such default within the 30 day notice period.

5.	Independent Contractor. Pivot is an independent contractor for all purposes under this Agreement. As an independent contractor, Pivot shall determine the details, methods, and means of performing the Services under this Agreement. Provided, however, that Farel shall perform the services of a CFO in conformity with any policies or directions given from time to time by the board of directors of the Client. The Client shall be responsible for providing Pivot with the information necessary to perform the Services under this Agreement in a timely manner.

6.	Taxes. Pivot is obligated to pay its own payroll taxes, including without limitation, worker's compensation, unemployment compensation, social security, retirement pensions or benefits or other charges that are required to be made with respect to or measured by the wages and salaries of persons employed by Pivot that are imposed by or under the laws of either the United States or other jurisdiction in which the work is performed and federal and state taxes on any monies earned. No such payments will be withheld or paid by the Client. Pivot indemnifies the Client against all liability or expense due to Pivot's failure to pay proper taxes. The Client will be required and has the right to pay all amounts required by law for all portions of the Services performed or deemed to be performed in Canada.

7.	Work Product. The Client shall have complete and unrestricted right to use all documents, reports and data compilations prepared or produced by Pivot in connection with Pivot's performance of the Services under this Agreement ("Work Product"). Such Work Product shall become the property of the Client and shall not be used by Pivot for any other project or purpose without the Client's prior written consent. Upon request from the Client, all materials containing such Work Product shall be delivered to the Client, at the Client's expense. Notwithstanding anything to the Contrary, Pivot expressly retains the right to refuse to release any Work Product to the Client if the Client is in default in its payment for Services, until such time as the default is rectified.

8.	Nondisclosure of Confidential Information. In the performance of the Services, Pivot will have access to confidential or proprietary information, including without limitation, confidential or proprietary information concerning the Services, the Work Product and the Client's business activities (collectively "Confidential Information"). Pivot undertakes to not use any such Confidential Information except in connection with the Services and to not disclose or release such Confidential Information to any third party without the Client's prior written consent. The foregoing undertaking shall not apply to (i) information in the possession of Pivot at the date of this Agreement; or (ii) information which is in publicly available, other than through disclosure by Pivot.

9.	Indemnity, Release. The Client shall defend, indemnify and hold harmless Pivot from and against all damages, claims, liabilities and third party claims which Pivot may suffer from the performance of the Services under this Agreement, excluding such liabilities arising from gross negligence or willful misconduct by Pivot. The Client shall cover Farel under its Directors and Officers insurance plan.

Each Party releases the other party from any indirect, special, incidental, punitive, exemplary or consequential damages arising from this Agreement, unless such damages are a direct result of gross negligence or willful misconduct.

10.	Entire Agreement. This Agreement, along with exhibits hereto, constitutes the entire agreement between the Client and Pivot, and supersedes all other oral or written communications, representations, or agreements between Pivot and the Client. This Agreement may be amended only in writing executed by the Client and Pivot.

11.	Invoices. Pivot shall submit invoices monthly for all sums due under this Agreement to:

Mr. Nicholas Scheidt
Arête Industries, Inc.
7260 Osceola Street
Westminster, CO 80030

All invoices shall itemize the hours worked on the Services and the rate charged for those hours and are due within 15 days of receipt. Late payments will be subject to an interest penalty of 2% per month.

12.	Notices. Any notice required by this Agreement shall be in writing, addressed as follows:
Pivot:	Pivot Accounting, LLC, 1801 Broadway, Suite 1710, Denver CO 80202
Client:Arête Industries, Inc., 7260 Osceola Street, Westminster CO 80030

If either party changes its address during the term of this Agreement, it shall advise the other party in writing.

13.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and venue shall be exclusive in any state or federal court in Colorado

14.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under applicable laws, such provision shall be severable from the remainder of this Agreement, which shall remain in full force and effect.

The undersigned have executed this Agreement as of the date first above written.

Pivot Accounting, LLC

/s/ Traitan R. Farel
Tristan R. Farel, President

Tristan R. Farel

/s/ Traitan R. Farel
Tristan R. Farel, Individual

Arête Industries, Inc.

/s/ Nicholas L. Scheidt
Nicholas L Scheidt, CEO

4